UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2006

TAO MINERALS LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-12356

(Commission File Number)

20-1682702

(IRS Employer Identification No.)

Oficina 618, Empresarial Mall Ventura, Cra.32 #1B Sur 51, Medellin, Colombia

(Address of principal executive offices and Zip Code)

011 574 311 0720

Registrant's telephone number, including area code

80 S Court Street Thunder Bay, Ontario Canada P7B 2X4

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 5, 2006, we entered into an Assignment Agreement dated effective February 28, 2006 (the “Definitive Agreement”), with Primecap Resources Inc., of Las Vegas, Nevada, (Primecap), concerning the acquisition of Primecap’s option (the “Option”), to acquire a 100% interest in the Risaldo La Golondrina D14-082 mineral property located in Narino, Colombia (the “Property”). Primecap had been granted the Option by Nueva California S.A., of Medellin, Colombia, pursuant to the terms and conditions of a Heads of Agreement dated August 23, 2004 (the “HOA”).

The Definitive Agreement provides for the assignment of the Option for the following consideration:

a.	Payment of US$150,000, payable on or before March 15, 2006 and upon execution of the Definitive Agreement; and
b.

The issuance of 2,500,000 common shares in the capital stock of the company, subject to applicable trading restrictions, to Nueva California which will be issued either contemporaneous with the payment of US$150,000 or within 14 days of the execution of a Definitive Agreement, whichever is the earlier.

In addition, we will assume Primecap’s financial obligations under the HOA.

About the Golondrina Gold-Silver Project

The Golondrina Gold-Silver Project is located in the Municipality of Los Andes Sotomayor, Department of Narinõ, in the southwest part of the state of Colombia, South America. The property is underlain by Dagua Group fine-grained layered qaurtzites (siliceous clastic sediments) of Cretaceous age. These contain minor basalt flows and diabase dikes of the same age. Intruded into these sediments is a small (2 km X 0.5 km) biotite-hornblende tonalite body of Tertiary age. It is associated with the larger Vergel Stock, which is found 7 kilometres to the NW. The intrusion has a 100 m wide hornfelsed contact aureole against the sediments.

Mineralization on the Golondrina Project is confined to milky white quartz veins which contain disseminated sulpides. These sulphides include pyrite, chalcopyrite (copper) and galena (lead). Vein widths range between 5 and 50 cm.

Historically individual veins have been mined for their high-grade precious metals, which have ranged up to 100 g/tonne gold. This has been done by selecting small amounts of probable gold enrichment.

Item 5.02              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Duncan Bain, of London, Ontario, has been appointed to our Board of directors, and James Sikora, a current director, has also been appointed as our President. Donald Axent, our current President and director, has decided to resign as both our President and a director.

Mr. Sikora’s full time duties will be the management and supervision of the mineral exploration and development programs to be carried out on the Property. Mr. Sikora is also a director, officer and principal shareholder of Nueva California and Primecap.

Over a four-year career, Mr. Sikora supervised drill floor operations on locations throughout Canada and the United States in the high Arctic and offshore Newfoundland and Nova Scotia. Mr. Sikora completed offshore safety, offshore survival and oilfield firefighting courses. Mr. Sikora became Hydril Canadian tubular sales and service manager from 1985 to 1987 and completed an extensive in-house sales and management training program at Hydril Technology Center Houston.

In 1987, upon completion of the Canadian securities course Mr. Sikora joined the equities brokerage business with McNeil Mantha. Mr. Sikora joined Nesbitt Thompson’s Edmonton office shortly thereafter, and over the following three years Mr. Sikora became a licensed commodities broker and options broker in addition to providing equities trading for his client base. In 1990, Mr. Sikora left the brokerage industry to pursue a career in public company finance and consulting. Over 15 years, Mr. Sikora has worked with numerous public companies, providing financing from US, Canadian and European sources in addition to guiding management decision-making on mining projects all over the world.

In 2004 Mr. Sikora became president of Primecap Resources Inc. a private company seeking exploration projects in Colombia.

Mr. Bain holds a P.Geol designation, is a fellow of the Geological Association of Canada and is a member of the Prospectors and Developers Association of Canada. Mr. Bain will assist Mr. Sikora in implementing the present and future phases of exploration on the Property. In addition, Mr. Bain will assist in the identification and acquisition of future properties of merit in Colombia.

Item 9.01	Financial Statements and Exhibits

EXHIBITS

10.1         Assignment Agreement dated effective February 28, 2006 between Tao Minerals Inc. and Primecap Resources Inc.

99.1	Press Release dated March 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAO MINERALS LTD.

/s/ Duncan Bain

By: Duncan Bain

Director

Date: March 9, 2006